Exhibit 99.1

NEOSTEM RECEIVES NOTICE OF NONCOMPLIANCE FROM NYSE ALTERNEXT US

NEW YORK--(February 13, 2009)--NeoStem, Inc. (NYSE Alternext US:NBS - News),

On February 10, 2009, NeoStem, Inc. (the “Company”) received notice from the NYSE Alternext US  (the “Alternext”) indicating that the Company is not in compliance with Section 704 of the Alternext Company Guide (the “Guide”), which requires a listed company to hold meetings of its shareholders annually.

On November 3, 2008, the Company had announced that it planned to hold a shareholder meeting to obtain approval of (i) a Share Exchange Agreement to acquire through a series of contractual arrangements control over Shandong New Medicine Research Institute of Integrated Traditional and Western Medicine Limited Liability Company, a China limited liability company and (ii) an Agreement and Plan of Merger with China Biopharmaceuticals Holdings, Inc., a Delaware corporation ("CBH"), China Biopharmaceuticals Corp., a British Virgin Islands corporation and wholly-owned subsidiary of CBH, and CBH Acquisition LLC, a Delaware limited liability company and wholly-owned subsidiary of NeoStem to acquire a 51% ownership interest in Suzhou Erye Pharmaceuticals Company Ltd., a Sino-foreign joint venture with limited liability organized under the laws of the People’s Republic of China.  It had been the Company’s understanding that this series of events constituted sufficiently unusual circumstances to permit a single combined meeting be held in 2009 and that this would be in compliance with Section 704.

The Company has been afforded the opportunity to submit a plan of compliance to the Alternext by March 10, 2009, that demonstrates it will bring it back into compliance by August 11, 2009 and the Company will submit such a plan.  If the Company does not submit a plan or if the plan is not accepted by the Alternext, the Company may be subject to delisting procedures as set forth in Section 1010 and Part 12 of the Guide.

About NeoStem, Inc.

NeoStem is developing a network of adult stem cell collection centers that are focused on enabling people to donate and store their own (autologous) stem cells when they are young and healthy for their personal use in times of future medical need. The Company has also entered into research and development through the acquisition of a worldwide exclusive license to technology to identify and isolate VSELs (very small embryonic-like stem cells), which have been shown to have several physical characteristics that are generally found in embryonic stem cells.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the uncertainty of whether interest in and awareness of the Company's adult stem cell collection and storage services will continue, the uncertainty of whether adult stem cell therapy will ever become widely accepted as a standard therapeutic treatment, the uncertainty of whether the Company's operations will ever generate significant revenues, the uncertainty of whether the Company compliance plan will be met and those set forth under "Risk Factors" described in the Company's periodic filings with the Securities and Exchange Commission.

    Contact:
    NeoStem, Inc.
    Robin Smith, Chief Executive Officer
    T: 212-584-4180
    E: rsmith@neostem.com
    www.neostem.com

420 Lexington Avenue │ Suite 450 │ NYC│ 10170 │ Phone: (212) 584-4180 │ Fax: (646) 514-7787
www.neostem.com